CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated January 9, 2004, which is incorporated by reference in this Registration Statement (Form N-1A 33-09452 and 811-04871) of General California Municipal Money Market Fund.

ERNST & YOUNG LLP

New York, New York
March 25, 2004